EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-173904, 333-178492, 333-151285, 033-54057, 333-02315, 333-28007, 333-34623, 333-92193, 333-113647, 333-131638, 333-133928, 333-142853 and 333-186444, each on Form S-8 and Registration Statement No. 333-55995 and 333-183864 on Form S-3 of our report dated February 28, 2013, relating to the consolidated financial statements and financial statement schedule of Sotheby's and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company's adoption of Accounting Standards Update 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income), and the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K of Sotheby's for the year then ended December 31, 2012.

/s/ DELOITTE & TOUCHE LLP

New York, New York
February 28, 2013